CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholder of First Trust/Aberdeen Global Opportunity Income Fund:

We consent to the use in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-119081 of First Trust/Aberdeen Global Oppportunity Income Fund on Form N-2 of our report dated November 19, 2004, appearing in the Statement of Additional Information, which is part of such Registration Statement. We also consent to the reference to us under the caption "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

DELOITTE & TOUCHE LLP

Chicago, Illinois
November 19, 2004